Exhibit 10.1

MILLER DIVERSIFIED CORPORATION
4401 NW 167th Street
Miami, FL 33055
(786)-222-5756

July 15, 2009

Smoke Anywhere USA, Inc.
3101 Hallandale Beach Blvd #100
Pembroke Park Fl 33009

Re: Binding Letter of Intent between Miller Diversified, Corp. and Smoke Anywhere USA, Inc.

Dear Board of Directors:

This letter sets forth our binding letter of intent (“Letter of Intent”) among Miller Diversified Corp., a Nevada corporation (“Miller”) and Smoke Anywhere USA, Inc., a Florida corporation (“Smoke”) and in connection therewith, the purchase of 100% of the issued and outstanding shares of Smoke by Miller in exchange for common stock of Miller representing approximately 83% of the outstanding shares of common stock on a fully diluted basis (the “Transaction”), subject to the terms of a definitive share purchase agreement to be negotiated and executed by the parties.

The proposed terms of the Transaction are as follows:

1. Definitive Agreement. Consummation of the Transaction as contemplated hereby will be subject to the negotiation and execution of a mutually satisfactory definitive share purchase agreement (the “Definitive Agreement”), setting forth the specific terms and conditions of the stock purchase transaction proposed hereby. The parties will use their reasonable best efforts to negotiate in good faith the Definitive Agreement, which will contain, among other standard terms and conditions, the following provisions:

(a)	Miller will issue shares of its common stock to Smoke in an amount to be agreed upon based upon an approximate 83% of Miller′vs issued and outstanding shares upon completion of the Transaction.
(b)	Upon completion of the Transaction, Miller will change its name to a name designated by Smoke and will apply for a new trading symbol to better represent the business of the combined companies.
(c)	Smoke shall be reasonably satisfied with the accounting treatment of the Transaction for accounting and financial statement purposes.

2. Conditions to Closing.

(a)	The approval of the board of directors of each of Smoke and Miller.

3. Conduct of Business. Prior to the execution of a Definitive Agreement and the closing of the Transaction, Miller will conduct its operations in the ordinary course consistent with past practice and will not issue any capital stock or grant any options with respect to its capital stock, nor will Miller make any distributions, dividends or other payments to any affiliate or shareholders without the consent of Smoke.

4. Public Announcements. Neither party will make any public disclosure concerning the matters set forth in this letter of intent or the negotiation of the proposed Transaction without the prior written consent of the other party, which consent shall not be unreasonably withheld. If and when either party desires to make such public disclosure, after receiving such prior written consent, the disclosing party will give the other party an opportunity to review and comment on any such disclosure in advance of public release. Notwithstanding the above, to the extent that either party is advised by counsel that disclosure of the matters set forth in this letter of intent is required by applicable securities laws or to the extent that such disclosure is ordered by a court of competent jurisdiction or is otherwise required by law, then such disclosing party will provide the other party, if reasonably possible under the circumstances, prior notice of such disclosure as well as an opportunity to review and comment on such disclosure in advance of the public release.

5. Due Diligence; Confidentiality Agreement. Each party and its representatives, officers, employees and advisors, including accountants and legal advisors, will provide the other party and its representatives, officers, employees and advisors, including accountants and legal advisors, with all information, books, records and property (collectively, “Transaction Information”) that such other party reasonably considers necessary or appropriate in connection with its due diligence inquiry. Each party agrees to make available to the other party such officers, employees, consultants, advisors and others as reasonably requested by the other party for meetings, visits, questions and discussions concerning each other and the Transaction. Each of the parties will use its reasonable best efforts to maintain the confidentiality of the Transaction Information, unless all or part of the Transaction Information is required to be disclosed by applicable securities laws or to the extent that such disclosure is ordered by a court of competent jurisdiction. Due to the commercially sensitive nature of the Transaction Information, promptly following the execution of this Letter of Intent, the parties shall cause each of their respective directors, representatives, officers, employees and advisors, including accountants and legal advisors, who receive Transaction Information to enter into a confidentiality agreement in form and substance reasonably satisfactory to the other party.

6. Exclusivity. In consideration for the mutual covenants and agreements contained herein, until the earlier of the closing of the Transaction or termination of this letter of intent in accordance with its terms, Miller, its officers, directors, employees, shareholders and other representatives will not, and will not permit any of their respective affiliates to, directly or indirectly, solicit, discuss, accept, approve, respond to or encourage (including by way of furnishing information) any inquiries or proposals relating to, or engage in any negotiations with any third party with respect to any transaction similar to the Transaction or any transaction involving the transfer of a significant or controlling interest in the assets or capital stock of Miller, including, but not limited to, a merger, acquisition, strategic investment or similar transaction (“Acquisition Proposal”). Miller and its officers or their respective affiliates will immediately notify Smoke in writing of the receipt of any third party inquiry or proposal relating to an Acquisition Proposal and will provide Smoke with copies of any such notice inquiry or proposal. Notwithstanding the foregoing, nothing in this Section 5 will be construed as prohibiting the board of directors of Miller from making any disclosure required by applicable law to its shareholders.

7. Termination. This letter of intent may be terminated (a) by mutual written consent of the parties hereto and (b) by either party (i) after 5:00 p.m. Eastern standard time on September 1, 2009 if a Definitive Agreement is not executed and delivered by the parties prior to such time, (ii) if the Transaction is enjoined by a court or any governmental body (including if consummation of the Transaction is enjoined pending approval by the shareholders of Smoke).

8. No Brokers. Each party represents and warrants to the other that there are no brokers or finders entitled to any compensation with respect to the execution of this Letter of Intent, and each agrees to indemnify and hold the other harmless from and against any expenses or damages incurred as a result of a breach of this representation and warranty.

9. Expenses. Each of the parties will be responsible for its own expenses in connection with the Transaction, including fees and expenses of legal, accounting and financial advisors.

10. Choice of Law. This Letter of Intent shall be governed by and construed in accordance with the internal substantive laws of the State of Florida.

11. Compliance with the Securities Laws. Smoke acknowledges that it and its officers, directors, shareholders and employees and other representatives may, in connection with the Transaction, come into possession of material non-public information about Miller. Accordingly, Smoke will use its best efforts to ensure that none of its officers, directors, shareholders and employees or other representatives will trade (or cause or encourage any third party to trade) in any of the securities which they will receive as a result of the Transaction while in possession of any such material, non-public information. Miller acknowledges that it and its officers, directors, shareholders and employees and other representatives may, in connection with the Transaction, come into possession of material non-public information about Smoke and its respective affiliates. Accordingly, Miller will use its best efforts to ensure that none of its officers, directors, shareholders and employees or other representatives will trade (or cause or encourage any third party to trade) in any of the securities which they will receive as a result of the Transaction while in possession of any such material, non-public information.

12. Counterparts. This letter of intent maybe executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Fax copies of signatures shall be treated as originals for all purposes.

13. Effect. This letter of intent is a binding contract between the parties, and contains the entire agreement by and among the parties to date with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, oral or written, with respect to such matters.

This letter of intent will terminate at 5:00 p.m. Eastern standard time on July 1, 2009 unless it has been duly executed by or on behalf of the Parties prior to such time.

Very truly yours,

MILLER DIVERSIFIED CORPORATION

By: /s/ Kevin Frija
Name: Kevin Frija
Title: Chief Executive Officer

Agreed and Accepted:

SMOKE ANYWHERE USA, INC.

By: /s/ Jacob Levy
Name: Jacob Levy
Title: Authorized Representative for the Board of Directors